Exhibit 10.2

AGREEMENT

This agreement (“Agreement”) is entered as of the 27th day August, 2003 (the “Termination Date”) between Friendly Ice Cream Corporation (“FICC”) and TRC Realty LLC (“TRC Realty”).

Whereas on April 14, 1994 FICC and TRC Realty entered into an Aircraft Reimbursement Agreement (a copy of which is attached as EXHIBIT A) to accommodate the projected use of and shared expenses for a private aircraft between the parties (or their respective affiliates),

Whereas the Aircraft Reimbursement Agreement was amended from time to time, by a course of dealing between the parties, including an amendment in 1999 to substitute the “Aircraft” (as defined under the Aircraft Reimbursement Agreement) and extend the term of the Aircraft Reimbursement Agreement for an additional 10 years (the Aircraft Reimbursement Agreement, as amended, being referred to hereafter as the “ARA”),

Whereas FICC seeks to terminate all of its future obligations under the ARA, and

Whereas TRC Realty has agreed to terminate the ARA pursuant to the terms and conditions set forth in this Agreement.

Now Therefore the parties agree as follows:

1.               FICC agrees to pay TRC Realty the sum of $868,440 (the “Termination Payment”) contemporaneous with the full execution of this Agreement, it being understood that such events shall occur on or before the Termination Date.

2.               In consideration of the Termination Payment by FICC, TRC Realty hereby agrees to terminate the ARA as of the Termination Date. The parties agree that such Termination Payment shall extinguish any obligations by FICC under the ARA to pay any monies or perform any actions on and after the Termination Date, excluding FICC’s obligations pursuant to Section 3 of this Agreement.

3.               The parties agree to perform their respective obligations under the ARA arising prior to the Termination Date, including without limitation FICC’s payment of its reimbursement obligations, as adjusted for any credits including pre-paid expenses such as aviation insurance, all of the foregoing items to be pro rated as of the Termination Date.

4.               TRC Realty and FICC hereby remise, release and forever discharge each other, their officers, directors, employees, representatives or assigns, of and from all debts, demands, actions, causes of actions, suits, accounts, covenants, contracts, agreements, demands, and any and all claims, demands and liabilities, whatsoever of every name and nature, both in law and equity, which such parties now have or ever had arising under the ARA.  Notwithstanding the forgoing provisions of this Section 4, the parties’ rights to enforce the terms of this Agreement shall survive the Termination Date. Each party warrants that it has not assigned any of the claims hereby released to any third party.

5.               All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

AGREED AND CONSENTED TO:

Friendly Ice Cream Corporation

By:	/s/ Aaron B. Parker
Aaron B. Parker

TRC Realty LLC

By:	/s/ Michael P. Donahoe
Michael P. Donahoe

EXHIBIT A

Aircraft Reimbursement Agreement between the Company and TRC Realty Co.

(Incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 27, 1998, File No. 0-3930).